Exhibit 10.1

MEETING OF THE COMPENSATION

AND HUMAN RESOURCES COMMITTEE OF

THE BOARDS OF DIRECTORS OF

NORTEL NETWORKS CORPORATION AND

NORTEL NETWORKS LIMITED

FEBRUARY 19, 2009

EXTRACT

Policy on Company Aircraft

RESOLVED, That, the revocation of the Compensation and Human Resources Committee Policy on Company Aircraft, as recommended to the Committee, be approved effective January 22, 2009.